UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2011

COLEMAN CABLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33337	36-4410887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1530 Shields Drive, Waukegan, IL		60085
(Address of principal executive offices)		(Zip Code)

(847) 672-2300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On August 4, 2011, Coleman Cable, Inc. (“Coleman”) entered into the Second Amended and Restated Credit Agreement by and among Coleman, Technology Research Corporation and Woods Industries (Canada) Inc., as borrowers, the lenders that are signatories thereto, and Wells Fargo Capital Finance, LLC as the Administrative Agent, Joint Lead Arranger and Joint Bookrunner (the “2016 Revolver”). The 2016 Revolver is a new $250.0 million, five-year revolving credit facility agreement with an accordion feature that allows Coleman to increase its borrowings by an additional $50.0 million. The 2016 Revolver, which matures on October 1, 2016, is an asset-based loan facility, with a $20.0 million Canadian facility sublimit, and which is secured by substantially all of Coleman’s assets, as further detailed below. Coleman expects to incur approximately $1.5 million in fees related to renegotiating the 2016 Revolver. These fees will be amortized over the life of the revolver.

The interest rate charged on borrowings under the 2016 Revolver is based on Coleman’s election of either the lender’s prime rate plus a range of 0.25% to 0.75% or the Eurodollar rate plus a range of 1.50% to 2.00%, in each case based on quarterly average excess availability under the 2016 Revolver. In addition, Coleman pays an unused line fee of between 0.25% and 0.50% based on quarterly average excess availability pursuant to the terms of the 2016 Revolver.

Pursuant to the terms of the 2016 Revolver, Coleman is required to maintain a fixed charge covenant ratio of not less than 1.0 to 1.0 for any month during which Coleman’s excess availability under the 2016 Revolver is $30.0 million. Borrowing availability under the 2016 Revolver is limited to the lesser of (1) $250.0 million or (2) the sum of 85% of eligible accounts receivable, 70% of eligible inventory, and capped at $150.0 million for the U.S. portion and $12.0 million Canadian for the Canadian portion, and an advance rate to be 75% of certain appraised real estate and 85% of certain appraised equipment, with a $15.0 million sublimit for letters of credit.

The 2016 Revolver is guaranteed by Technology Research Corporation (“TRC”) (excluding TRC’s 100%-owned foreign subsidiary, TRC Honduras, S.A. de C.V.) and Patco Electronics (“Patco”), both of which are 100%-owned domestic subsidiaries, and is secured by substantially all of Coleman’s assets and the assets of both TRC and Patco, including accounts receivable, inventory and any other tangible and intangible assets (including real estate, machinery and equipment and intellectual property) as well as by a pledge of all the capital stock of TRC and Patco and 65% of the capital stock of Coleman’s Canadian foreign subsidiary, but not its Chinese 100%-owned entity.

The foregoing description of the 2016 Revolver does not purport to be complete and is qualified in its entirety by reference to the 2016 Revolver, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of August 4, 2011, by and among Coleman Cable, Inc., Technology Research Corporation and Woods Industries (Canada) Inc., as borrowers, the lenders that are signatories thereto, Wells Fargo Capital Finance, LLC as the Administrative Agent, Joint Lead Arranger and Joint Bookrunner.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLEMAN CABLE, INC.

Date: August 10, 2011	By:	/s/ Richard N. Burger
		Name:	Richard N. Burger
		Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of August 4, 2011, by and among Coleman Cable, Inc., Technology Research Corporation and Woods Industries (Canada) Inc., as borrowers, the lenders that are signatories thereto, Wells Fargo Capital Finance, LLC as the Administrative Agent, Joint Lead Arranger and Joint Bookrunner.